Exhibit (a)(1)(vi)

IMPERIAL OIL LIMITED

SUPPLEMENT NO. 1 TO THE

OFFER TO PURCHASE FOR CASH

UP TO C$2,500,000,000 IN VALUE OF ITS COMMON SHARES AT A PURCHASE PRICE OF

NOT LESS THAN C$62.00 AND NOT MORE THAN C$78.00 PER COMMON SHARE

The date of this Supplement No. 1 to the Offer to Purchase is May 31, 2022

Imperial Oil Limited (“Imperial” or the “Company”) hereby amends and supplements its offer to purchase, dated May 6, 2022 (the “Original Offer to Purchase”, and together with this supplement, as the same may be further amended or supplemented form time to time, the “Offer to Purchase”), for cancellation a number of common shares of the Company (the “Shares”) for an aggregate purchase price not exceeding $2,500,000,000, upon the terms and subject to the conditions described in the Original Offer to Purchase and the accompanying issuer bid circular (the “Circular”), and the related letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). The Original Offer to Purchase is hereby supplemented by this Supplement No. 1 (this “Supplement No. 1”) (which together with the Original Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery, as they may hereafter be amended or supplemented from time to time, constitute the “Offer”) which contains a description of certain amendments that are being made hereby. Capitalized terms used in this Supplement No. 1 but not otherwise defined have the meanings ascribed to those terms in the Original Offer to Purchase.

This document presents in supplemental form the information contained in the Company’s Amendment No. 1 on Schedule TO filed with the Securities and Exchange Commission on May 19, 2022, together with additional information regarding the expected date for acceptance and delivery of any Shares validly tendered and not validly withdrawn prior to the Expiration Date.

The information, terms and conditions of the Offer set forth in the Original Offer to Purchase remain applicable in all respects to the Offer, except to the extent modified by this Supplement No. 1. Where information in the Original Offer to Purchase is in conflict with, is supplemented by or replaced by information in this Supplement No. 1, the information provided in this Supplement No. 1 shall govern.

COVER PAGE

The second paragraph on the cover page of the Offer to Purchase is hereby amended and restated as follows:

“This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer (as defined below) is not being made to Shareholders (as defined below) in any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction. However, Imperial Oil Limited may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to Shareholders in such jurisdiction.”

INTRODUCTION TO OFFER TO PURCHASE

The fifteenth paragraph of the Introduction of the Offer to Purchase is hereby amended and restated as follows:

The Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “IMO” and have unlisted trading privileges on the NYSE American LLC (“NYSE American”) under the symbol “IMO”. On April 28, 2022, the last full trading day prior to the date of announcement of the Company’s intention to make the Offer, the closing price of the Shares on the TSX was $64.12 per Share and US$50.08 per Share on NYSE American. The lowest price that the Company may pay for Shares pursuant to the Offer is $62.00 per Share, which is below the market price of the Shares on April 28, 2022. During the twelve months ended May 2, 2022, the closing prices of the Shares on the TSX have ranged from a low of $31.43 to a high of $65.17 per Share and on the NYSE American have ranged from a low of US$24.48 to a high of US$51.64 per Share.

DOCUMENTS INCORPORATED BY REFERENCE

The second paragraph under the heading “Documents Incorporated by Reference” of the Offer to Purchase is hereby amended and restated as follows:

All documents of the Company of the type referred to above (excluding confidential material change reports, if any) and business acquisition reports that it files with the securities regulatory authorities in Canada after the date of this Offer and prior to the termination of the Offer shall be deemed to be incorporated by reference in this Offer and the Company shall file an amendment to the Schedule TO filed with the SEC in connection with the Offer to include such documents as exhibits to its Schedule TO. Any statement contained in this Offer or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Offer to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer.

SUMMARY – WITHDRAWAL RIGHTS

The paragraph under the heading “Summary” titled “Withdrawal Rights” of the Offer to Purchase is hereby amended and restated as follows:

Shares deposited pursuant to the Offer may be withdrawn by the Shareholder (a) at any time if the Shares have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such shares, (b) at any time before the expiration of ten (10) days from the date that a notice of change or variation (unless (i) the Company has taken up the Shares deposited pursuant to the Offer before the date of the notice of change or variation, or (ii) the variation consists solely of the waiver of a condition of the Offer) has been given in accordance with Section 8, “Extension and Variation of the Offer” ; or (c) at any time if the Shares have been taken up but not paid for by the Company within three (3) Business Days of being taken up. In addition, pursuant to Rule 13e-4(f) under the Exchange Act, Shares may also be withdrawn after July 6, 2022, which is the 40th business day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by the Company pursuant to the Offer and not validly withdrawn.

SUMMARY – TRADING INFORMATION

The paragraph under the heading “Summary” titled “Trading Information” of the Offer to Purchase is hereby amended and restated as follows:

On April 28, 2022, the last full trading day prior to the date of announcement of the Company’s intention to make the Offer, the closing price of the Shares on the TSX was $64.12 per Share and US$50.08 per Share on NYSE American. The lowest price that the Company may pay for Shares pursuant to the Offer is $62.00 per Share, which is below the market price of the Shares on April 28, 2022. During the 12-month period ended May 2, 2022, the closing prices of the Shares on the TSX has ranged from a low of $31.43 to a high of $65.17, and the closing prices of the Shares on NYSE American has ranged from a low of US$24.48 to a high of US$51.64. See Section 4 of the Circular, “Price Range of Shares”.

WITHDRAWAL RIGHTS

The first paragraph under Section 6, “Withdrawal Rights” of the Offer to Purchase is hereby amended and restated as follows:

Except as otherwise provided in this Section, deposits of Shares pursuant to the Offer will be irrevocable. Shares deposited pursuant to the Offer may be withdrawn by the Shareholder (a) at any time if the Shares have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such shares, (b) at any time before the expiration of ten (10) days from the date that a notice of change or variation (unless (i) the Company has taken up the Shares deposited pursuant to the Offer before the date of the notice of change or variation, or (ii) the variation consists solely of the waiver of a condition of the Offer) has been given in accordance with Section 8, “Extension and Variation of the Offer”; or (c) at any time if the Shares have been taken up but not paid for by the Company within three (3) Business Days of being taken up. In addition, pursuant to Rule 13e-4(f) under the Exchange Act, Shares may also be withdrawn after July 6, 2022, which is the 40th business day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by the Company pursuant to the Offer and not validly withdrawn.

CERTAIN CONDITIONS OF THE OFFER

Section 7, “Certain Conditions of the Offer” of the Offer to Purchase is hereby amended and restated in its entirety as follows:

Notwithstanding any other provision of the Offer, the Company shall not be required to accept for purchase, to purchase or, subject to any applicable rules or regulations, to pay for any Shares deposited, and may terminate, cancel or amend the Offer or may postpone the payment for Shares deposited, if, at any time before the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company’s sole judgment, acting reasonably, in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

(a)

there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other Person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) seeking material damages or that otherwise, in the sole judgment of the Company, acting reasonably, has or may have a material adverse effect on the Shares, or the business, income, assets, liabilities, condition or position (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole;

(b)

there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency or any statute, rule or regulation shall become operative or applicable in any jurisdiction that, in the sole judgment of the Company, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of the Offer or would or might impair the contemplated benefits of the Offer to the Company;

(c)

there shall have occurred (i) any general suspension of trading in securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) a natural disaster or the commencement of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving Canada or the United States, (iv) any limitation (whether or not mandatory) by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Company, acting reasonably, might affect the extension of credit by banks or other lending institutions, (v) a decrease in excess of 10% of the market price of the Shares on the TSX or the NYSE American since the close of business on May 2, 2022, (vi) any change in the general political, market, economic or financial conditions (including, without limitation, any change in commodity prices) that, in the sole judgment of the Company, acting reasonably, has or may have a material adverse effect on the Company’s or its subsidiaries’, taken as a whole, business, operations or prospects or the trading in, or value of, the Shares, including but not limited to any such changes relating to the evolving COVID-19 novel coronavirus pandemic and health crisis and governmental and regulatory actions taken in response thereto, or (vii) any decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount in excess of 10%, measured from the close of business on May 2, 2022; (viii) any material change in the short-term or long-term interest rates in Canada or the United States; or (ix) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof;

(d)

there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, earnings, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Company, acting reasonably, has, have or may have, individually or in the aggregate, material adverse effect with respect to the Company and its subsidiaries taken as a whole;

(e)

any take-over bid or tender or exchange offer with respect to some or all of the securities of Imperial, or any merger, amalgamation, arrangement, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving Imperial or any of its affiliates, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

(f)

the Company shall have concluded, in its sole judgment, acting reasonably, that the Offer or the take up and payment for any or all of the Shares by the Company is illegal or not in compliance with applicable law, or that necessary exemptions under applicable securities legislation, including exemptions from proportionate take up and related disclosure requirements and from the obligation to take up Shares in the event that the Offer is extended in certain circumstances applied for by the Company from the securities regulatory authorities in Canada and the SEC, are not available to the Company for the Offer and, if required under any such legislation, the Company shall not have received the necessary exemptions from or waivers of the appropriate courts or securities regulatory authorities in respect of the Offer, including the Securities Regulatory Relief, or such exemptions or waivers are rescinded or modified in a manner that is not in form and substance satisfactory to the Company;

(g)

any changes shall have occurred or been proposed to the Tax Act or the Code, to the publicly available administrative policies or assessing practices of the CRA or the IRS or to relevant tax jurisprudence that, in the sole judgment of the Company are detrimental to Imperial or its affiliates taken as a whole or any one or more Shareholders, or with respect to making the Offer or taking up and paying for Shares deposited under the Offer;

(h)	RBC Capital Markets shall have withdrawn or amended the Liquidity Opinion provided by it in connection with the Offer;

(i)

the Company reasonably determines that the completion of the Offer and the purchase of the Shares may (i) cause the Shares to be delisted from the TSX or lose unlisted trading privileges on the NYSE American, or to be eligible for deregistration under the Exchange Act; or (ii) constitute a “Rule 13e-3 transaction”, as such term is defined in Rule 13e-3 under the Exchange Act;

(j)	no Auction Tenders or Purchase Price Tenders will have been made pursuant to the Offer;

(k)

Standard & Poor’s Global Ratings or DBRS Limited shall have downgraded or withdrawn, or shall have indicated to the Company that it is considering downgrading or withdrawing, the applicable rating accorded to the Company’s securities; or

(l)	there will have occurred a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in the Company’s reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, acting reasonably, or may be waived by the Company, in its sole discretion, in whole or in part at any time, provided that the conditions listed in clause (i) above are not waivable by the Company. Any determination by the Company concerning the events described in this Section 7 shall be final and binding on all parties.

Any waiver of a condition or the withdrawal of the Offer by Imperial shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depositary. Imperial, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX, NYSE American and the applicable Canadian securities regulatory authorities. If the Offer is withdrawn, the Company shall not be obligated to take up, accept for purchase or pay for any Shares deposited under the Offer, and the Depositary will return all certificates or DRIP positions for Deposited Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were deposited.

EXTENSION AND VARIATION OF THE OFFER

The second paragraph under Section 8, “Extension and Variation of the Offer” of the Offer to Purchase is hereby amended and restated as follows:

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by applicable Canadian securities laws, the rules of the SEC under the Exchange Act and the interpretations thereunder. Pursuant to applicable United States securities laws, the minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to security holders and investor response. During any such extension or in the event of any variation, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Company in accordance with the terms of the Offer, subject to Section 6 of this Offer to Purchase, “Withdrawal Rights”. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Company of its rights in Section 7 of this Offer to Purchase, “Certain Conditions of the Offer”.

TAKING UP AND PAYMENT FOR DEPOSITIED SHARES

The first paragraph under Section 9, “Taking Up and Payment for Deposited Shares” of the Offer to Purchase is hereby amended and restated as follows:

The Company will comply with both Canadian and U.S. regulations governing the timing for acceptance of and payment for Shares. Under Canadian regulations, upon the terms and provisions of the Offer (including proration) and subject to and in accordance with applicable securities laws, the Company is required to take up and pay for Shares properly deposited and not withdrawn under the Offer in accordance with the terms thereof as soon as practicable after the Expiration Date, but in any event not later than ten days after the Expiration Date, provided that the conditions of the Offer (as the same may be varied) have been satisfied or waived. Any Shares taken up must be paid for as soon as reasonably practicable, but in any event no later than three (3) Business Days after they are taken up in accordance with applicable Canadian securities laws. Pursuant to Rule 14e-1(c) under the Exchange Act, the Company is required to promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer.

The Company currently expects to accept and pay for Shares validly tendered and not validly withdrawn prior to the Expiration Date on June 15th, 2022, the 3rd Business Day following the Expiration Date (assuming the Expiration Date is not extended beyond June 10, 2022).

OTHER TERMS

The fifth paragraph under Section 13, “Other Terms” of the Offer to Purchase is hereby amended and restated as follows:

The Company, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares. The Offer is not being made to Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Offer to Purchase and this Supplement contain important information which should be read carefully before any decision is made with respect to the Offer. Any questions or requests for assistance regarding the Offer or this Supplement may be directed to the Depositary at the addresses and telephone numbers and email specified below. Shareholders may also contact their investment dealer, stock broker, bank, trust company or other nominee for assistance concerning the Offer or this Supplement. Additional Copies of the Offer to Purchase and this Supplement, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.

COMPUTERSHARE INVESTOR SERVICES INC.

By Regular Mail

Computershare Investor Services Inc.

P.O. Box 7023

31 Adelaide Street East

Toronto, ON M5C 3H2

Attention: Corporate Actions

By Registered Mail, Hand or Courier

100 University Avenue

8th Floor

Toronto, ON M5J 2Y1

Attention: Corporate Actions

For inquiries only:

Telephone (outside North America): 1 (514) 982-7555

Toll Free (within North America): 1 (800) 564-6253

Email: corporateactions@computershare.com

The Dealer Manager for the Offer is:

RBC Capital Markets

Email: ImperialSIB@rbccm.com